ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
SKTF ENTERPRISES, INC.

Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned, being the President of SKTF Enterprises, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida bearing Document P01000031159 does hereby certify:

The following Amendment to the Articles of Incorporation was adopted by the written consent of the Corporation’s Directors on August 27, 2003. The Amendment was approved by a majority of the holders of shares of voting capital stock entitled to vote thereon at a meeting held on August 27, 2003, and approved by holders having no less than the minimum number of votes necessary to authorize or take such action in a manner prescribed by Florida Business Corporation Chapters 607.0704 and 607.1003, Florida Statutes.

The effective date of this Amendment shall be September 5, 2003.

FIRST: Article I of the Corporation’s Articles of Incorporation shall be deleted in its entirety and replaced with the following:

"ARTICLE I
CORPORATE NAME

The name of the Corporation is Speedemissions, Inc."

IN WITNESS WHEREOF, I have hereunto subscribed to and executed this Amendment to Articles of Incorporation on August 27, 2003.

Richard A. Parlontieri
President